Exhibit (d-12)

AMENDMENT TO

SUB-INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (the “Adviser”) and Weatherbie Capital, LLC (“Weatherbie”) entered into a sub-investment advisory agreement dated March 1, 2017 (as amended, supplemented and/or restated to date, the “Agreement”) for Weatherbie to provide certain sub-investment advisory services to certain series of each of The Alger Funds, The Alger Funds II, The Alger Portfolios and The Alger ETF Trust; and

WHEREAS, in connection with the liquidation of Alger Weatherbie Enduring Growth ETF, Weatherbie no longer provides sub-investment advisory services to any series of The Alger ETF Trust; and

WHEREAS, Weatherbie and the Adviser desire to update Schedule I of the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement, effective December 29, 2025, as follows:

1. All references in the Agreement to the “Funds” shall no longer be deemed to include The Alger ETF Trust and all references in the Agreement to the “Series” shall be deemed to include only those series included on Schedule I to this Amendment. None of the provisions of the Agreement shall be affected by the revision of this definition.

2. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

3. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of the effective date first written above.

WEATHERBIE CAPITAL, LLC		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Assistant Secretary	Title:	SVP, General Counsel, CCO, Assistant Secretary

SCHEDULE I

Name of Series	Annual Fee	Reapproval Date	Reapproval Day
Alger Weatherbie Specialized Growth Fund, a series of The Alger Funds	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31

Alger Dynamic Opportunities Fund, a series of The Alger Funds II	Amount equal to 70% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 12, 2017	October 31